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                                                                    EXHIBIT 11.1

         STATEMENT REGARDING COMPUTATION OF NET INCOME (LOSS) PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                                           THREE MONTHS ENDED
                                                                             SEPTEMBER 30,
                                                                          --------------------
                                                                           1996         1995
                                                                          -------     --------
                                                                             (IN THOUSANDS,
                                                                            EXCEPT PER SHARE
                                                                                 DATA)
Net income (loss).......................................................  $   116     $ (1,811)
Weighted average common shares outstanding..............................   18,565        2,460
Common equivalent shares from stock options (treasury stock method).....      978
Shares related to Staff Accounting Bulletin Topic 4D
Common stock (treasury stock method)....................................       --          855
  Common stock options (treasury stock method)..........................       --          404
  Convertible preferred stock (as-if converted method)..................       --        3,749
                                                                          -------      -------
Total shares for primary and fully diluted net loss per share...........   19,543        7,468
Net income (loss) per share.............................................  $  0.01     $  (0.24)
Calculation of shares outstanding for computing pro forma net loss per share:
  Shares used in computing net loss per share...........................   19,543        7,468
  Adjustment to reflect the effect of the assumed conversion of convertible preferred stock from the date of issuance (as if
     converted method)..................................................       --        8,305
                                                                          -------      -------
  Shares used in computing pro forma net income (loss) per share........   19,543       15,773
Pro forma net income (loss) per share...................................  $  0.01     $  (0.11)
                                                                          =======      =======

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